Exhibit 99.1

NEWS RELEASE

DEL MONTE FOODS APPOINTS VICTOR L. LUND TO BOARD OF DIRECTORS

SAN FRANCISCO, March 31, 2005 – Del Monte Foods Company [NYSE: DLM], one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded and private label food and pet products, today announced the appointment of Victor L. Lund to its Board of Directors.
Victor L. Lund, age 57, served as Vice-Chairman of Albertson’s, Inc., a food and drug retailer, from June 1999 until June 2002. Mr. Lund served as Chairman of the Board and Chief Executive Officer of American Stores Company prior to its acquisition by Albertson’s in June 1999. He also served as President of American Stores Company from 1992 until 1995. Prior to joining American Stores Company in 1977, Mr. Lund was a practicing certified public accountant. Most recently, from May 2002 to December 2004, Mr. Lund served as the non-executive Chairman of the Board of Mariner Health Care, Inc. a long-term health care services company. Mr. Lund also currently serves on the boards of Borders Group, Inc., NCR Corporation and Service Corporation International. He received a B.S. in accounting and an M.B.A. from the University of Utah.
“We are delighted to welcome Vic to our Board of Directors,” commented Richard G. Wolford, Chief Executive Officer and Chairman of the Board. “We believe this addition will be very beneficial to Del Monte Foods and will add an important U.S. food retail perspective as well as broad food industry experience to our Board.”

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With the appointment of Mr. Lund, the Del Monte Foods Board filled a vacancy on the Board, which now stands at 9 directors. Eight of the nine directors are independent under applicable NYSE listing standards and the Company’s Corporate Governance Guidelines. Richard G. Wolford, Chief Executive Officer and Chairman of the Board, is an employee of the Company.

Del Monte’s other directors include: Samuel H. Armacost; Timothy G. Bruer; Mary R. (Nina) Henderson; Gerald E. Johnston; Terence D. Martin; Joe L. Morgan; and, David R. Williams.

“Vic’s retail expertise and experience as an independent director will enhance the Del Monte Board’s strategic input and independent oversight of the Company. We are very fortunate to have Vic joining us and look forward to working with him,” added Nina Henderson, Chair of the Nominating and Corporate Governance Committee of the Board of the Directors of the Company.

Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2004. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, and NawSomes!®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company (NYSE: DLM), visit the Company’s website at www.delmonte.com.

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Contact:	Melissa Murphy 412/222-8713

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